SECOND AMENDATORY EMPLOYMENT AGREEMENT


     SECOND AMENDATORY EMPLOYMENT AGREEMENT, dated as of December 18, 1998, by and among KSW Mechanical Services, Inc., a Delaware corporation (the "Company"), KSW, Inc., a Delaware corporation ("KSWI") and Burton Reyer ("Reyer").


                               W I T N E S S E T H


     WHEREAS, Reyer is employed by the Company and KSWI pursuant to an Employment Agreement, dated as of January 1, 1994, by and among the Company, KSWI and Reyer (the "Employment Agreement"), as amended by the Amendatory Employment Agreement, dated as of December 15, 1995; and

     WHEREAS, the Company, KSWI and Reyer wish to provide for the amendment of certain terms of the Employment Agreement;

     NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

1. All terms used herein that are defined in the Employment Agreement shall have the meanings provided therein, unless otherwise defined herein. The following amendments to the Employment Agreement shall take effect as of January 1, 1999.

2. Paragraph 1.1 of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

"1.1 Term. The Company agrees to employ Reyer as Chief Operating Officer of the Company and Reyer agrees to accept such employment, subject to the terms and provisions hereof, for the period beginning the date hereof and ending on December 31, 2000, unless terminated earlier pursuant to Article 3 or 4 hereof (the "Term"). During the Term, and for so long as Reyer is employed by the Company hereunder, Reyer shall also serve as the Vice President of KSWI and KSWI shall employ Reyer in that capacity. During the Term, Reyer shall, if he wishes, be elected as a director of the Company and KSWI. If Reyer is not a director of the Company or KSWI, he shall nonetheless be entitled to attend Board of Directors meetings of the Company and KSWI."

3. Paragraph 2.1 of the Employment Agreement is hereby amended to add the following provisions:

     "2.1(a). Subject to the provisions of Article 4 and 5 hereof, as compensation for services rendered hereunder, Reyer shall receive an annual base salary of $240,000 in the years 1999 and 2000, to be paid weekly in accordance with the Company's normal payroll practices, subject to deduction for withholding and other applicable taxes and similar charges.

     2.1(b). In addition to the base salary set forth in paragraph 2.1(a) hereof, for the years 1999 and 2000, Reyer shall receive each year an amount equal to 5.5% of the annual profits, before taxes, of the Company which are in excess of $250,000, to be paid within 90 days after the end of each calendar year. The computation of any bonus on annual pretax profits of the Company shall exclude the effect of any income or expense with respect to the CO-OP City Project. For the purpose of this Agreement pretax profit shall exclude any bonuses due to Floyd Warkol or Burton Reyer."

4. Except as specifically amended or modified herein, all of the terms and provisions of the Employment Agreement shall remain in full force and effect, except any reference to Shea and Gould is deleted.

        IN WITNESS WHEREOF, the undersigned have executed this Second Amendatory Employment Agreement as of the date first above written.

                                     KSW MECHANICAL, SERVICES, INC.

                                     By:______________________________
                                        Name:
                                        Title:

                                     KSW, INC.

                                     By:______________________________
                                        Name:
                                        Title:

                                     BURTON REYER
                                     _________________________________